Exhibit 21.1

SUBSIDIARIES OF ADVERUM BIOTECHNOLOGIES, INC.

Name of Subsidiary	Country of Incorporation
Avalanche Australia PTY LTD	Australia
Adverum Biotechnologies, SAS	France
Annapurna Therapeutics, LTD	Ireland